EXHIBIT 99.1

Investor Contact:	Press Contact:

Jeff Carberry	Eric Nash

Stamps.com Investor Relations	Stamps.com Public Relations

(310) 482-5830	(310) 482-5942

invrel@stamps.com	publicrelations@stamps.com

STAMPS.COM ANNOUNCES FIRST QUARTER 2014 RESULTS

Revenue of $33.3 million; Non-GAAP Diluted Earnings Per Share of $0.50

El Segundo, CA – April 30, 2014 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions, today announced results for the first quarter ended March 31, 2014.

Highlights for the first quarter:

•	Core PC Postage revenue was $31.7 million, up 5% compared to the first quarter of 2013.

•	Total revenue was $33.3 million, up 4% compared to the first quarter of 2013.

•	GAAP net income was $7.3 million or $0.44 per fully-diluted share, including $1.0 million in stock-based compensation expense.

•	On a non-GAAP basis, excluding the stock-based compensation expense, income from operations was $8.4 million, net income was $8.4 million and net income per fully-diluted share was $0.50.

"We continued to execute on our business plan this quarter,” said Ken McBride, Stamps.com's chairman and CEO. “We increased our sales and marketing investment given our continued very attractive returns, in order to continue to drive long-term growth in the business. In addition, despite some very tough compares to the first quarter last year, we continued to experience growth and we continued to set new records including our highest level ever for core PC Postage revenue and the highest level ever of paid customers. We are excited about the opportunities we see in all of our business areas.”

First Quarter 2014 Detailed Results

Core PC Postage revenue, including our small business, enterprise and high volume shipping customer segments, and excluding enhanced promotion and PhotoStamps revenue, was $31.7 million, up 5% versus the first quarter of 2013.  Non-core PC Postage revenue from the enhanced promotion channel, which includes online programs where additional promotions are provided directly by marketing partners, was $0.6 million and PhotoStamps revenue was $1.0 million, down 27% and up 2%, respectively, versus the first quarter of 2013 as the Company continued to minimize its investment in both areas.  PC Postage gross margin was 79.5%, PhotoStamps gross margin was 19.3% and total gross margin was 77.6%.

First quarter GAAP net income was $7.3 million. On a per share basis, total first quarter 2014 GAAP net income was $0.44 based on 16.7 million fully-diluted shares outstanding. First quarter 2014 GAAP net income was reduced by $1.0 million of stock-based compensation expense.

Non-GAAP and GAAP amounts are reconciled in the following table:

First Quarter Fiscal 2014
All amounts in millions except	Non-GAAP	Stock-Based	GAAP
per share or margin data:	Amounts	Comp. Exp.	Amounts

Cost of Sales	$7.34	$0.10	$7.44
Research & Development	2.68	0.24	2.92
Sales & Marketing	11.18	0.19	11.37
General & Administrative	3.71	0.49	4.20

Total Expenses	24.91	1.02	25.93

Gross Margin	77.9%	(0.3%)	77.6%

Income (Loss) from Operations	8.39	(1.02)	7.37

Operating Margin	25.2%	(3.1%)	22.1%

Interest and Other Income	0.14	-	0.14

Pre-Tax Income (Loss)	8.52	(1.02)	7.51

Provision for Income Taxes	(0.17)	-	(0.17)

Net Income	8.35	(1.02)	7.33

On a diluted per share basis	$0.50	$(0.06)	$0.44

Shares used in per share calculation	16.66	16.66	16.66

Excluding the stock-based compensation expense, first quarter 2014 non-GAAP operating income was $8.4 million and non-GAAP net income was $8.4 million or $0.50 per share based on 16.7 million fully-diluted shares outstanding. This compares to first quarter 2013 non-GAAP operating income of $9.0 million and non-GAAP net income of $9.0 million or $0.57 per share based on fully-diluted shares outstanding of 16.0 million. Thus, first quarter non-GAAP operating income, non-GAAP net income and non-GAAP fully-diluted earnings per share decreased by 6%, 8% and 11% year-over-year, respectively.

Stamps.com has approximately $190 million in Federal NOLs and $90 million in State NOLs. The Company estimates its ownership shift was at approximately 19% as of March 31, 2014, which is below the 50% level that could trigger impairment of its NOL asset under Internal Revenue Code Section 382 rules. As part of its ongoing program to preserve future use of its NOL asset, the Company requests that any shareholder contemplating becoming a 5% shareholder contact the Company before doing so.

Share Repurchase

During the first quarter of 2014, the Company did not repurchase any shares. The Company is currently authorized to repurchase up to 1.0 million shares of Stamps.com stock during the next twelve months.

Business Outlook

Stamps.com currently expects 2014 revenue to be in a range of $125 to $140 million and 2014 GAAP net income per share to be in a range of $1.80 to $2.20, including approximately $5 million of stock-based compensation expense. Excluding the stock-based compensation expense, non-GAAP 2014 net income per fully-diluted share is expected to be in a range of $2.10 to $2.50.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past eight fiscal years and current year-to-date is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables customers to print U.S. Postal Service-approved postage with just a computer, printer and Internet Connection, right from their homes or offices.  The Company has been the leader in transforming the world of mailing and shipping for small business owners, e-commerce sellers, high volume shippers and enterprise organizations alike. The Company currently has PC Postage partnerships with Avery, Microsoft, HP, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image. Stamps.com currently has PhotoStamps partnerships with HP/Snapfish and others.

About Non-GAAP Measures and Share Repurchase Timing

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin and non-GAAP operating margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial tables of this earnings release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude items such as stock-based compensation, asset write-offs, dividend-related compensation expense, legal settlements and reserves, one-time expenses such as those associated with the relocation of our corporate headquarters and income tax adjustments, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on market conditions and the Company’s assessment of the risk that its net operating loss asset could be impaired if such repurchases were undertaken. Share repurchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended March 31,
	2014	2013
Revenues:
Service	$25,643	$24,848
Product	4,613	4,476
Insurance	1,993	1,746
PhotoStamps	1,049	1,030
Other	-	1
Total revenues	33,298	32,101
Cost of revenues:
Service	4,369	4,555
Product	1,542	1,625
Insurance	688	641
PhotoStamps	846	831
Total cost of revenues	7,445	7,652
Gross profit	25,853	24,449
Operating expenses:
Sales and marketing	11,370	10,383
Research and development	2,916	2,625
General and administrative	4,197	3,626
Total operating expenses	18,483	16,634
Income from operations	7,370	7,815
Interest and other income, net	136	154
Income before income taxes	7,506	7,969
Income tax expense	172	63
Net income	$7,334	$7,906
Net income per share:
Basic	$0.45	$0.52
Diluted	$0.44	$0.49
Weighted average shares outstanding:
Basic	16,222	15,328
Diluted	16,664	16,000

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 31,	December 31,
	2014	2013

ASSETS
Cash and investments	$105,796	$87,210
Accounts receivable	11,000	17,504
Other current assets	6,169	6,541
Property and equipment, net	29,916	29,763
Intangible assets, net	998	1,047
Deferred tax	40,262	40,262
Other assets	5,038	4,791
Total assets	$199,179	$187,118

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$16,486	$13,928
Deferred revenue	1,360	1,425
Total liabilities	17,846	15,353

Stockholders' equity:
Common stock	51	51
Additional paid-in capital	670,967	668,724
Treasury Stock	(159,522)	(159,522)
Accumulated deficit	(330,294)	(337,628)
Unrealized gain on investments	131	140
Total stockholders' equity	181,333	171,765
Total liabilities and stockholders' equity	$199,179	$187,118